Exhibit 10.2

THE PLAZA at HURSTBOURNE, LLC.

9500 ORMSBY STATION ROAD, LOUISVILLE, KENTUCKY 40223

LEASE AGREEMENT - AMENDMENT 1

THIS LEASE AGREEMENT - AMENDMENT 1, is made and entered into this 20th day of June, 2003 by and between HEALTHESSENTIALS INC. and The Plaza at Hurstbourne, LLC. to modify the existing lease.

WHEREAS, Tenant and Landlord have previously entered into that certain agreement to lease space in building located at 9510 Ormsby Station Road, Louisville, Commonwealth of Kentucky dated June 16, 2002 (the “Lease”);

WHEREAS, The Tenant desires to modify the Lease;

WHEREAS, The Landlord is willing to modify the Lease;

NOW THEREFORE, the parties agree as follows:

1.	Article I, paragraph 1.02 (B) is hereby amended to read:

	Usable Area (S/F)	Common Area Factor	Rentable Area (S/F)	Usage
Suite 101	7,686	10.90%	8,524	Office
Suite LL101	13,639	10.90%	15,126	Office
Suite LL102	2,000	10.90%	2,218	Storage

25,868 Rentable square feet (23,325 usable square feet in leased premises plus 10.90% common area factor),

2.	Article I, paragraph 1.02 (C) is hereby amended to read:

Minimum Annual Rental:

Suite 101 and LLIOI: 14.85 USD per rentable square foot with fifty cents (.50) per rentable square foot annual increases on the gross. Space to be used for Office.

Suite LL102                      9.00 USD per rentable square foot with fifty cents (.50) per rentable square foot annual increases on the gross. Space to be used for Storage.

3.	Article I, paragraph 1.02 (E) is hereby amended to read:

Commencement Date: May 12, 2003

4.	Article I, paragraph 1.02 (F) is hereby amended to read

Expiration Date: May 31, 2008

5.	Article I, paragraph 1.02 (l) is hereby amended to read:

Renewal Options: Tenant shall have the option to two (2), three (3)-year renewal options. The first option shall be at a rate of 17.35 USD per rentable square feet for Suites 101 and LL101, and 11.50 USD per rentable square feet for Suite LL102. The second option shall be at the rate of 18.00 USD per rentable square feet for Suites 101 and LL101, and 12.50 USD per rentable square fret for Suite LL102.

6.	Article I, paragraph 1.02 (L) is hereby amended to read:

Tenant Improvements: Landlord shall provide improvement allowance of 22.50 USD per Usable square feet for Suites 101 and LL101 and an improvement allowance of 10.00 USD per Usable square feet for Suite LL102. In the event Tenant decides to convert Suite LL102 to office use, Landlord agrees to provide an additional 12.50 USD per Usable square feet in Tenant improvement allowance for the Storage use space that is converted to office use space.

Additionally, Landlord will pay an amount not to exceed 129,340 USD in Tenant Improvements to finish out the Suite in accordance with the Constriction Drawings approved, in writing, by both Tenant and Landlord. Landlord and Tenant agree to use their best efforts to limit the Tenant Improvements.

All other terms, conditions and/or information of the Lease are to remain the same,

IN WITNESS WHEREOF, the parties executed this Agreement as of the date first written above.

“LANDLORD”		“TENANT”

By:	/s/ W. HYSINGER	By:	/s/ NORMAN J. PFAADT
Name:	W. Hysinger	Name:	Norman J. Pfaadt
Title:	Managing Partner	Title:	CFO

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